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                                                                EXHIBIT (c)(3)


April 8, 1998

PRIVATE AND CONFIDENTIAL
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Mr. Mark Williamson
Fremont Partners
Fifty Fremont Street, Suite 3700
San Francisco, CA 94105-1895

Attn:  Mark

     THIS MUTUAL CONFIDENTIALITY AGREEMENT is by and between Global Motorsport Group, Inc., a Delaware corporation ("Global") and Fremont Partners (the "Company"). References herein to Global or the Company shall refer to Global and the Company and their respective subsidiaries or affiliates controlled by Global or the Company.

     WHEREAS, Global and the Company desire to disclose to each other certain confidential and proprietary information relating to their respective businesses for the purpose of facilitating discussion of a potential business transaction; and

     WHEREAS, both parties acknowledge the need to protect the confidentiality of such information.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

     1. As used herein the term "Confidential Information" shall mean any and all data and information relating to the business of the disclosing party that is disclosed to the other party pursuant to this Agreement. Confidential Information shall not include information that: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public; (b) is rightfully known by the receiving party at the time of receiving such information; (c) is furnished to others by the disclosing party without restriction on disclosure; (d) is hereafter rightfully furnished to the receiving party by a third party without any breach of any confidentiality obligation to the other party; (e) is independently developed by the receiving party without any breach of this Agreement; or (f) is required to be disclosed by the receiving party by judicial action after all reasonably available legal remedies (pursued at the expense of the disclosing party) to maintain the confidentiality of such information have been exhausted. Subject to the second sentence of this paragraph, Confidential Information may include information disclosed to Global or the Company by a third party, including Global's financial advisor, and information disclosed to the receiving party that is confidential information of an affiliate of the disclosing party. Subject to the second sentence of this paragraph, Confidential Information also includes the fact that discussions are or negotiations are taking place concerning a potential transaction and any of the terms, conditions or other facts with respect to any such potential transaction.

Both Global and the Company further acknowledge that certain of the Confidential Information may be "Insider Information" with respect to one or more of the involved parties. Both Global and the Company are therefore subject to Rule 10b-5 under the Securities Exchange Act of 1934 with respect to such information. Disclosing certain non-public information to any other person or trading in the stock of any company described
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April 8, 1998
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in the Confidential Information while this information remains non-public may be a violation of the Rule and could subject Global or the Company to the penalties provided under the Act.


     2. Each party hereto may use the other party's Confidential Information only for purposes of analyzing and discussing the proposed transaction. Each party further agrees that the Confidential Information will not be used to enhance, better, develop, perfect or improve any products now produced by the receiving party or to be produced by the receiving party in the future, whether or not such products are competitive with those products produced by the disclosing party as of the date hereof. Each party further agrees not to engage in any reverse engineering of the Confidential Information. Each party shall use the same care and discretion, but in no event less than reasonable care and discretion, to prevent disclosure, publication, or dissemination of the other party's Confidential Information as it employs with similar information of its own. Disclosure by each party hereto of the Confidential Information of the other party may be made only to employees, agents or independent contractors of the receiving party who are directly involved in consideration of the proposed transaction that is the subject of this Agreement, and who have a specific need to know such information, and have obligated themselves to hold such Confidential Information in trust and confidence or otherwise to comply with the terms of this Agreement. Global and the Company agree upon request by the other party hereto, to promptly furnish to the requesting party a certified list of the receiving party's employees, agents and independent contractors having had access to such Confidential Information.


     3. Within ten (10) days following the receipt of a written request referencing this Agreement from either party hereto, the other party will deliver to the requesting party all materials relating to the Confidential Information received from the requesting party. At the same time, the other party also agrees to destroy its work product which relates to the Confidential Information; provided, however, such party may retain one copy of any derivative materials to the extent necessary for corporate record keeping purposes, but such derivative materials shall remain subject to the terms of this Agreement.


     4. The Company agrees that for a period of two years from the date of this letter agreement, neither the Company nor any of its affiliates will, unless invited (on an unsolicited basis) by the Board of Directors of Global in writing: (i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of Global or any subsidiary thereof, or of any successor to or person in control of Global, or any assets of Global or any subsidiary or division thereof or of any such successor or controlling person; (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of Global or its subsidiaries or any acquisition transaction for all or part of the assets of Global or any subsidiary of Global or any of its respective businesses; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Global;
(iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Global or any of its subsidiaries; (v) seek or propose, alone or in concert with others, to influence or control Global's management or policies; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing
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Fremont Partners
April 8, 1998
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activities or propose any of such activities to any other person; (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; or (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing. The Company also agrees that, during the two-year period referred to in the preceding sentence, neither the Company nor any of its affiliates will:
(i) request Global or its advisors, directly or indirectly, to (1) amend or waive any provision of this paragraph (including this sentence) or (2) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence); or (ii) without the consent of Global take any initiative with respect to Global or any of its subsidiaries which could require Global to make a public announcement regarding (1) such initiative, (2) any of the activities referred to in the preceding sentence, (3) the possibility of a transaction or (4) the possibility of the Company or any other person acquiring control of Global, whether by means of a business combination or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the above restrictions shall not apply to (i) the securities of Global held or purchased by Fremont Investment Advisors, Inc. or Fremont Mutual Funds, Inc.; provided, however, that the Company has not disclosed any Confidential Information to such parties; and/or (ii) ordinary brokerage or trading transactions by a securities dealer or a transaction entered into on the Company's behalf by a third person or entity without the Company's specific consent (e.g., by investment advisors with investment discretion).

     5. Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by the other party, including, without limitation, the actual or threatened disclosure of a disclosing party's Confidential Information in violation of this Agreement without the express prior written consent of the disclosing party, the disclosing party will suffer irreparable harm and injury and no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that in any such event the other party shall be entitled to specific performance of a receiving party's obligations under this Agreement, as well as such further injunctive relief or other remedies available at law or in equity as may be granted by a court competent jurisdiction. A receiving party agrees to reimburse a disclosing party for all reasonable costs and expenses (including attorneys' fees) incurred by the disclosing party in successfully enforcing the receiving party's obligations under this Agreement.


     6. This Agreement will continue in full force and effect for so long as the parties continue to exchange Confidential Information and for a period of two years thereafter and obligations with respect to legally protectable trade secrets and other similar confidential information which shall survive indefinitely. Both Global and the Company agree that as long as the parties continue to exchange Confidential Information and for a period of two years thereafter neither party will, without the prior written consent of the other party, directly or indirectly, solicit to hire (or seek to cause to leave the employ of the other party): (i) any officer employed by the other party; or
(ii) any other employee employed by the other party with whom the "hiring" party has contact with or who (or whose performance) became known to that party in connection with the process contemplated by this Agreement.


     7. Both parties understand and acknowledge that neither party to this Agreement nor any officers, directors, employees, representatives or agents of either party is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information and neither party to this Agreement nor any officers, directors, employees, representatives or agents of either party will have any liability to the other party or any other person resulting from either party use of the Confidential Information. Only those representations or warranties that are made in a definitive agreement regarding a transaction (a
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Fremont Partners
April 8, 1998
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"Definitive Agreement") when, as, and if executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on either parties part.


     8. Each party hereby acknowledges that the other party may now market or have under development products or services that are competitive with products or services now offered or that may in the future be offered by the other party, and the parties' communications hereunder will not serve to impair the right of either party to independently develop, make, use, procure, or market products or services now or in the future that may be competitive with those offered by the other, nor require either party to disclose any planning or other information to the other, so long as such actions are not in breach of this Agreement.

     9. This Agreement and the rights and obligations of the parties under this Agreement may be assigned only upon the prior written approval of the parties hereto. The rights and obligations of the parties hereto will inure to the benefit of, will be binding upon, and will be enforceable by the parties hereto and their respective stockholders and permitted successors and assigns.

     10. No modifications of this Agreement or waiver of any of its terms will be effective unless set forth in writing signed by the party against whom it is sought to be enforced. This Agreement shall terminate two years after the date hereof.


     11. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


                         Very truly yours,

                         GLOBAL MOTORSPORT GROUP, INC.

                    BY:  CLEARY GULL REILAND & MCDEVITT INC., ITS AGENT



                         By:  ______________________________
                              David P. Prokupek
                              Chief Executive Officer
Accepted and agreed as of the
date first above written.

By:
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Name:
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Fremont Partners
April 8, 1998
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Title:
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